September 9, 2019	Registration Statement Nos. 333-222672 and 333-222672-01; Rule 424(b)(8)

JPMorgan Chase Financial Company LLC
Structured Investments

Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the Common Stock of Masco Corporation and the Common Stock of Owens Corning due June 30, 2022

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Notwithstanding anything to the contrary set forth in the reopening supplement no. 1 to pricing supplement dated July 18, 2019, related to the notes referred to above (the “reopening supplement no. 1 to pricing supplement”), the Initial Values and the Interest Barrier/Trigger Values are as set forth below:

Reference Stock	Bloomberg Ticker Symbol	Initial Value	Interest Barrier / Trigger Value
Common stock of Masco Corporation, par value $1.00 per share	MAS	$38.89	$21.3895
Common stock of Owens Corning, par value $0.01 per share	OC	$54.60	$30.03

CUSIP: 48132CWD1

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-5 of the reopening supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amendment, the reopening supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this amendment together with the reopening supplement no. 1 to pricing supplement and the related product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms Specific to the Notes” in the reopening supplement no. 1 to pricing supplement.

Reopening supplement no. 1 to pricing supplement dated July 18, 2019:

https://www.sec.gov/Archives/edgar/data/19617/000089109219007796/e5932_424b2.htm

Product supplement no. 4-I dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004519/dp87528_424b2-ps4i.pdf

Prospectus supplement and prospectus, each dated April 5, 2018:
http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Amendment no. 1 to the reopening supplement no. 1 to pricing supplement dated July 18, 2019, to product supplement no. 4-I dated April 5, 2018 and the prospectus and prospectus supplement, each dated April 5, 2018